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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K



                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                December 19, 2000
                                (Date of earliest
                                 event reported)



                               EXELON CORPORATION
             (Exact name of registrant as specified in its charter)




        PENNSYLVANIA                   1-16169             23-2990190
(State or other jurisdiction  (Commission File Number)    (IRS Employer
      of incorporation)                                    Identification No.)



                      37th Floor, 10 South Dearborn Street
                             Post Office Box A-3005
                          Chicago, Illinois 60690-3005
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (312) 394-4321


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


Item 5.  Other Events.

On December 19, 2000, Exelon Corporation issued the following press release:

EXELON COMPLETES ACQUISITION OF 49.9% OF SITHE

Chicago and New York, December 18, 2000 - Exelon Corporation [NYSE: EXC] and Sithe Energies, Inc. announced today the successful completion of Exelon's acquisition of 49.9% of the stock of Sithe. The remaining 50.1% of Sithe will be owned by Vivendi (34%), Marubeni Corp. (15%) and Sithe management (1%).

The completion of the acquisition finalizes an August 11, 2000 definitive agreement in which PECO Energy Company agreed to purchase 49.9% of Sithe's assets in North America, including its domestic marketing and development businesses, for $682 million.

PECO Energy merged with Unicom Corporation on October 20, 2000 to form Exelon Corporation.

Under the terms of the agreement, Exelon has the option to purchase the remaining 50.1% of Sithe within two to five years at a price based on prevailing market conditions when the purchase option is exercised.

Jerry Rainey, senior vice president, Exelon Generation, said, "We view Sithe as a world class operation whose generation assets will be vitally important to our portfolio. Equally important is the value Sithe employees will bring to Exelon."

William Kriegel, chairman and chief executive officer of Sithe said, "This new association with Exelon provides Sithe with the opportunity to capitalize more fully on the talents and capabilities we have developed in our 15 years as a leading independent power producer. In addition to the fine reputation we have earned as project developers, financiers and operators, we have put into place a strong power marketing and trading capability to take full advantage of the opportunities in the merchant business."

Kriegel and Rainey said Exelon and Sithe will continue to operate independently, with continuous communication and cooperation between the two companies.

Exelon estimates that the initial investment in Sithe will contribute approximately $0.01 per share to its consolidated earnings in 2001 and 2002. If Exelon were to purchase the remaining 50.1% of Sithe at the beginning of the option period, Exelon anticipates the transaction would contribute approximately $0.15 per share to its annual consolidated earnings.

The full purchase of Sithe's 10,000 megawatts (mw) would increase Exelon's national generation footprint to 46,500 mw, making it one of the nation's largest generating companies.

In North America, Sithe presently owns and operates 27 power generation facilities with approximately 3,800 mw of net merchant generating capacity. It has 11 facilities under construction with an estimated capacity of 2,500 mw, and approximately 3,700 mw of generation capacity in various stages of advanced development.

Sithe, founded in 1985 and headquartered in New York City, has an extensive portfolio of projects in operation, under construction, or in active development worldwide. Sithe's North American generation assets are primarily located in Massachusetts and New York, but also include facilities in Pennsylvania, New Jersey, California, Colorado, Idaho and North Carolina, Canada and Mexico.

Exelon Corporation was formed from the merger of PECO Energy Company and Unicom Corporation on October 20, 2000. Exelon is one of the nation's largest electric utilities with approximately five million customers and more than $12 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic and is the largest nuclear operator in the United States. Exelon distributes electricity and gas to approximately five million customers in Illinois and Pennsylvania. The company also has holdings in such competitive businesses as energy, infrastructure services, energy services and telecommunications. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

FORWARD LOOKING LANGUAGE

This document contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: acquisition related risks, inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers.

Investors and security holders are urged to read Vivendi's Registration Statement on Amendment No. 1 to Form 20-F, the Vivendi Universal joint proxy statement/prospectus and other documents filed by Vivendi with the U.S. Securities and Exchange Commission at the Commission's web site at www.sec.gov. These documents may also be obtained for free from Vivendi.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                             EXELON CORPORATION


                                             /S/  Ruth Ann M. Gillis
                                             ------------------------------
                                             Principal Financial Officer



December 19, 2000